Exhibit 10.2
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CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS OFFER LETTER HAS BEEN OMITTED BY MEANS OF REDACTING A PORTION OF THE TEXT AND REPLACING IT WITH [***], PURSUANT TO REGULATION S-K ITEM 601(B) OF THE SECURITIES ACT OF 1933, AS AMENDED. CERTAIN CONFIDENTIAL INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS: (i) NOT MATERIAL AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Betty Larson
Chief People Leader
GE Healthcare
500 W. Monroe Street
Chicago, IL 60661
USA

May 4, 2023

Mr. Jay Saccaro

Dear Jay,
We are pleased to offer you the position of Chief Financial Officer for GE HealthCare Technologies, Inc. (together with its affiliates “GE HealthCare” or the “Company”) on June 1, 2023 (your “start date”). This position will be based in Chicago, Illinois, and you will report to Peter Arduini, Chief Executive Officer (the “CEO”). The details of our offer are noted below:

Salary:	$875,000 (US dollars) paid bi-weekly.
One GE HealthCare Annual Bonus Plan (“Bonus Plan”):
Your target under the Bonus Plan is 100% of your base salary as of December 31st each plan year. Payments are made in the Company’s discretion and are typically based on business performance, segment/region performance and individual performance. For the performance year 2023, any bonus you receive will be pro-rated based on your start date.

Long-Term Incentive Plan (“LTIP”)*:	The target grant value of your annual equity award will be $3,800,000 (US dollars). LTIP awards are typically granted in March each year, with the award type and terms determined by the Talent, Culture, and Compensation Committee of the Board of Directors (“Committee”). For 2023, your annual equity award will be granted on June 1, 2023. The award will consist of 50% performance stock units (“PSUs”) which vest on the date in the first quarter of 2026 on which the Committee certifies PSU performance, 25% restricted stock units (“RSUs”) and 25% stock options and both of which will vest 33% on September 1, 2024, 33% on September 1, 2025, and 34% on September 1, 2026. All vesting is subject to your continued employment on the vesting dates.
Founders Grant*:	You will also receive a one-time Founders Grant in the amount of $1,900,000 (US dollars), which will be granted on June 1, 2023, and will be in the form of 25% RSUs and 75% stock options, both of which will vest 50% on February 1, 2025, and 50% on February 1, 2026. All vesting is subject to your continued employment on the vesting dates.
Benefits:	You will also be eligible to participate in the Company’s benefit plans, including: •Reimbursement of up to $3,100 (US dollars) annually for physical health examinations.

•Reimbursement of up to $15,000 (US dollars) annually for financial planning services.

•Participation in the Restoration Plan under which 7% of your pay above the IRS pay limit that applies to 401(k) plans is credited each year and notionally invested as you choose. These amounts generally vest after 3 years of service.

•Participation in the Severance and Change in Control Plan for CEO and Leadership Team under which protections and benefits are provided in the event of certain terminations, including, in some cases following a change in control of the Company.

All aspects of these and other benefits, including the Bonus Plan, will be governed by the terms of the applicable plan or program, as may be amended from time to time.

New Hire Equity Grant*:	In consideration of some of the equity awards from your prior employer (“Prior Employer”) that are forfeited in connection with your commencement of employment with us, we will provide you with a Special New Hire Equity Grant valued at $3,500,000 (US dollars) to be granted on June 1, 2023. The grant will consist of RSUs and will vest 50% on June 1, 2024, and 50% on June 1, 2025, subject to your continued employment on such dates.
Contingent Make-Whole Award*:
In the event that (i) applicable securities laws or insider trading policies of your Prior Employer preclude you from selling shares for the entire 90-day period following your termination of employment, which prevents you from exercising your fully vested stock options granted on each of September 2, 2014, March 3, 2015, March 3, 2016 and March 2, 2017 (such options, collectively, the “Vested Options”) from the time your employment with your Prior Employer terminates through the 90-day period following termination of employment when the Vested Options terminate in accordance with their terms and (ii) your Prior Employer fails to permit a net exercise or extend such 90-day period to allow you an opportunity to exercise the Vested Options during a period where such exercise is not precluded by applicable securities laws or insider trading policies, you will be entitled to receive a one-time make-whole award (the “Make-Whole Award”).

 The value of the Make-Whole Award will be determined based on the fair market value of the total number of shares subject to the Vested Options (determined by the average closing stock price of the Prior Employer’s stock over the 90-day period following your termination of employment with the

Prior Employer) less the aggregate exercise price of such options, up to a maximum of $3,000,000 (US dollars) in the aggregate. One-third of the Make-Whole Award will be paid as a special cash payment (the “Cash Make-Whole Award”) and two-thirds of the Make-Whole Award will be granted to you in the form of RSUs (the “Make-Whole RSUs”). The Make Whole RSUs will be granted on the first business day following the date the Vested Options terminate and the Cash Make-Whole Award will be paid as soon as practicable following the date the Vested Options terminate, and in each case no event later than December 31, 2023, provided that you have (i) used reasonable best efforts to obtain your Prior Employer’s consent to your exercise of such Vested Options or extension of the post-termination exercise period, and (ii) provided us with reasonably satisfactory information about the number of Vested Options forfeited, why the Vested Options cannot be exercised and the date the Vested Options terminate.

The Cash Make-Whole Award is subject to applicable tax an other withholding and must be repaid to the Company if: (i) you resign on or before the one-year anniversary of its payment; and/or (ii) you are found, in the Company's sole discretion, to have engaged in conduct that would give rise to a termination by us for "Cause" (as defined below).

The Make-Whole RSUs will vest 100% on the first anniversary of the date of grant, subject to your continued employment on such date, provided, however, that in the event your employment terminates due to death or “Disability” (as defined in our 2023 Long-Term Incentive Plan), or you are are terminated by us without “Cause” (as defined below), in each case, prior to the first anniversary of the date of grant, your Make-Whole RSUs will vest in full as of the date of your termination of employment.

For the avoidance of doubt, in the event that your Vested Options may, for any reason, be exercised prior to their expiration, you will not be entitled to the grant of the Make-Whole Award or any other payment or benefit with respect to such Vested Options.

Cash Sign-on Payment:
In consideration of some of the compensation from your Prior Employer that is forfeited in connection with your commencement of employment with us, we will provide you with a special cash payment of $350,000 (US Dollars) to be paid within 30 days from your employment start date. As with your annual salary and other payments, this amount is subject to applicable tax and other withholding. This special cash payment must be repaid to the Company if: (i) you resign on or before the one-year anniversary of its payment; and/or (ii) you are found, in the Company’s sole discretion, to have engaged in conduct that would give rise to a termination by us for “Cause” (as defined below).

A termination by us for “Cause” means your: (1) breach of the Employee Invention and Proprietary Information Agreement (“EIPIA”) or any other confidentiality, non-solicitation, or non-competition agreement, or breach of a material term of any other agreement between you and the Company or its affiliate; (2) engagement in conduct that results in, or has the potential to cause material harm financially, reputationally, or otherwise to the Company or its affiliate; (3) commission of an act of dishonesty, fraud, embezzlement or theft; (4) conviction of, or plea of guilty or no contest to a felony or crime involving moral turpitude; (5) failure to comply with the Company’s or affiliate’s policies and procedures, including but not limited to The Spirit and the Letter, its code of conduct; or (6) sustained poor performance of any material aspect of your duties or obligations, including refusal to follow lawful instructions from the CEO, which is not substantially cured to the CEO’s satisfaction within 30 days after written notice of such failure or poor performance has been given to you.

Restrictive Covenants. As a condition of your employment, you agree to sign and abide by the Company’s Protective Covenants Agreement, which is enclosed for your review and signature.
Confidentiality. You acknowledge that during your employment you will have access to confidential and/or proprietary information (including trade secrets) concerning the business, operations, processes and affairs of GE HealthCare, and its suppliers, customers, agents and employees which is commercially sensitive and which, if disclosed, may cause significant damage to GE HealthCare (“Confidential Information”).
You agree that you will not directly or indirectly (except as authorized or required in the proper course of your duties or as required by law), either during your employment or at any time after its termination (howsoever arising), use or disclose to any person, company or other organization (and shall use your best endeavors to prevent the unauthorized publication or disclosure of) any Confidential Information or any information in respect of which the Company owes an obligation of confidentiality to a third party which may come to your knowledge during your employment or otherwise. This restriction will not apply to information that is already in, or comes into, the public domain other than through your unauthorized disclosure.  You further agree you will sign, as a condition of your employment, the Company’s Employee Innovation and Proprietary Information Agreement as part of the onboarding process. Nothing herein will limit or restrict you from exercising any legally protected whistleblower rights.

Please note, this offer is contingent upon your agreement to the conditions of employment described in the Company's “Acknowledgement of Conditions of Employment”. Your acknowledgment of this document and other required documentation will be collected electronically through the GE HealthCare Hire onboarding tool. More information on how to access this tool will be provided shortly. Nothing in this letter is a guarantee of employment for any fixed period or changes your at-will employment status with the Company or its affiliate.
Jay, I am incredibly excited about the prospect of your joining our team.
If you have any questions, please contact me at [***]
Sincerely,

Betty Larson
Chief People Officer
GE HealthCare
cc: Peter Arduini

Please signify your acceptance of this offer letter:

/s/ James K. Saccaro__________    5/4/23__________________________
Signature    Date

*The number of PSUs and RSUs granted pursuant to this offer letter will be determined using the closing stock price for GE HealthCare on the date of the relevant grant; options granted under this offer letter will be determined using the same price and the Black Scholes model.